Exhibit 99.1

i2 Reports Fourth Quarter and Fiscal Year 2006 Results

Fourth quarter features growth in software solutions bookings and operating revenue accompanied by positive cash flow from operations and continued profitability

DALLAS – February 1, 2007 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced results for the fourth quarter and fiscal year 2006.

A summary of fourth quarter results:

•	Total revenue was $79.6 million, including contract revenue of $4.0 million

•	Total costs and expenses were $65.1 million

•	Net income applicable to common stockholders was $14.3 million

•	Diluted earnings per share (GAAP) were $0.54

•	Non-GAAP diluted earnings per share were $0.52 (excluding stock option expense and contract revenue and contract expense)

•	Cash flow from operations was $6.0 million

•	Total bookings of $63.9 million, including $17.4 million in software solutions bookings

A summary of fiscal year 2006 results:

•	Total revenue was $279.7 million, including contract revenue of $4.1 million

•	Total costs and expenses were $250.3 million

•	Net income applicable to common stockholders was $21.3 million

•	Diluted earnings per share (GAAP) were $0.82

•	Non-GAAP diluted earnings per share were $1.27 (excluding stock option expense and contract revenue and contract expense)

•	Cash flow from operations was $14.8 million

•	Total bookings of $257.3 million, including $49.5 million in software solutions bookings

“We ended 2006 with strong financial and operational performance. The fourth quarter was highlighted by operating revenue growth, continued profitability and our highest level of software solutions bookings in the last two years,” stated i2 Chief Executive Officer Michael McGrath. “Two years ago, we set three objectives around financial and operational performance and management processes. We are pleased that we have successfully achieved those objectives. Our objectives going forward are focused on sustained profitable growth, operational excellence and supply chain industry leadership with our new-generation solutions as the cornerstone.”

Fourth Quarter Results

Revenue Detail

Total revenue for the fourth quarter was $79.6 million as compared to $96.6 million in the fourth quarter of 2005. Total revenue included contract revenue of $4.0 million and $23.2 million in the fourth quarters of 2006 and 2005, respectively. Excluding the impact of contract revenue, operating revenue was $75.6 million as compared to $73.4 million in the fourth quarter of 2005, growth of 3 percent year-over-year.

i2 had total fourth quarter software solutions revenue, which includes core license revenue, recurring license revenue as well as fees received to develop the licensed functionality, of $23.4 million. Software solutions revenue grew 2 percent compared to $23.0 million in the year-ago quarter. Recurring license revenue in the fourth quarter 2006 includes approximately $5.2 million related to platform technology bookings recorded in the second quarter of 2006.

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i2 Reports Fourth Quarter and Fiscal Year 2006 Results

Services revenue in the fourth quarter was $29.5 million, an increase of 16 percent from the $25.4 million of services revenue in the fourth quarter of 2005. Services revenue includes fees received from arrangements to customize or enhance previously purchased licensed software. Services revenue also includes reimbursable expenses.

Fourth quarter maintenance revenue was $22.7 million, a decrease of 9 percent from $25.0 million in the year ago quarter.

Costs and Expenses

Total costs and expenses for the fourth quarter of 2006 were $65.1 million. In the fourth quarter, non-operating legal expenses were $7.4 million, including $2.5 million for a settlement agreement with Gregory A. Brady, a former officer and director of the company. The company anticipates this settlement agreement will conclude its indemnification obligations to Mr. Brady. Fourth quarter total costs and expenses also included $3.1 million in stock option expense. Total costs and expenses increased 14 percent compared to $57.3 million in the fourth quarter of 2005.

Income Tax Expense

In the fourth quarter, the company recorded a $2.9 million reversal to a valuation allowance related to specific international subsidiaries. This reversal resulted in a $1.1 million benefit to income taxes for the fourth quarter.

Net Income

The company reported fourth quarter 2006 net income applicable to common stockholders of $14.3 million or $0.54 per diluted share. This compares to $34.2 million or $1.33 per diluted share in income from continuing operations, including preferred stock dividend and accretion of discount, in the fourth quarter of 2005.

Fiscal Year 2006 Results

Total revenues for 2006 were $279.7 million as compared to $336.9 million for 2005. Total revenue included contract revenue of $4.1 million and $42.5 million in 2006 and 2005, respectively. Excluding the impact of contract revenue, operating revenue was $275.6 million for 2006 as compared to $294.3 million in 2005, a decline of 6 percent year-over-year.

Software solutions revenue decreased 15 percent to $76.2 million in 2006 compared to $89.9 million in 2005. Services revenue was $106.5 million in 2006 compared to $103.8 million in 2005, an increase of 3 percent. Maintenance revenue decreased 8 percent to $92.8 million in 2006 compared to $100.6 million in 2005.

Total costs and expenses for 2006 declined 11 percent to $250.3 million as compared to $281.5 million in 2005. During 2006 the company incurred $17.4 million in non-operating legal expenses, including the $2.5 million settlement amount with Mr. Brady mentioned above, and $15.4 million in stock option expense.

The company reported net income applicable to common stockholders of $21.3 million or $0.82 per diluted share for 2006. This compares to $40.4 million or $1.65 per diluted share in income from continuing operations, including preferred stock dividend and accretion of discount, in 2005.

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i2 Reports Fourth Quarter and Fiscal Year 2006 Results

Non-GAAP Earnings Per Share

The company provides non-GAAP financial measures to assist stockholders with the analysis of financial and business trends related to the company’s operations. These calculations are not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies, but are used as a tool by management to measure the effectiveness of i2’s business.

Non-GAAP diluted earnings per share in the fourth quarter of 2006 were $0.52, compared to $0.43 per diluted share from continuing operations, including preferred stock dividend and accretion of discount, in the comparable period last year on a non-GAAP basis. Non-GAAP diluted earnings per share for 2006 were $1.27, compared to a loss of ($0.02) per diluted share from continuing operations, including preferred stock dividend and accretion of discount, in 2005. Non-GAAP diluted earnings per share excludes stock option expense and the net effect of contract revenue and contract expense.

Contract revenue is the result of the recognition of certain revenue carried on i2’s balance sheet as a portion of deferred revenue and is a result of the company’s 2003 financial restatement. The company recognized $4.0 million of contract revenue during the fourth quarter of 2006 and recognized $4.1 million during fiscal 2006. The remaining deferred contract revenue balance as of December 31, 2006 was $3.2 million.

	Quarter Ended 12-31-06	Quarter Ended 12-31-05*	Year Ended 2006	Year Ended 2005*
GAAP diluted EPS from continuing operations including preferred stock dividend and accretion of discount	$0.54	$1.33	$0.82	$1.65
Add: Stock option expense	$0.12	$0.00	$0.59	$0.00
Less: Effect of contract revenue and expense	$0.14	$0.90	$0.15	$1.67
Non-GAAP diluted EPS from continuing operations including preferred stock dividend and accretion of discount**	$0.52	$0.43	$1.27	$(0.02)

*	2005 amounts exclude results from discontinued operations
**	Non-GAAP EPS amounts may vary from GAAP EPS and adjustments due to rounding

Please see the attached schedules for a more detailed reconciliation of GAAP to non-GAAP financial measures.

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i2 Reports Fourth Quarter and Fiscal Year 2006 Results

Other Financial Information

During the fourth quarter, the company paid $24.6 million in principal and interest on its debt, including $21.8 million to retire the remainder of its 5.25 percent convertible subordinated notes. The company also paid $1.3 million in cash dividends on its preferred stock. On December 31, 2006, i2’s total cash (including restricted cash) was $114.0 million. Total debt at the end of 2006 was $86.3 million which represents the face value of the company’s 5 percent senior convertible notes.

The company generated cash flow from operations of $6.0 million in the fourth quarter of 2006. For 2006, the company generated cash flow from operations of $14.8 million.

Full Year 2007 Outlook

In 2007, the company expects to increase bookings and operating revenue by continuing its investments in sales, marketing and services. Given the costs associated with such investments, profitability in the first half of 2007 is likely to be reasonably comparable to the first half of 2006. The company anticipates that profitability will increase from that level in the second half of 2007. For the full year, the company currently estimates that GAAP diluted earnings per share are expected to be in the range of $0.90 to $1.10 per diluted share, depending on the nature and timing of bookings. Excluding anticipated stock option expense and contract revenue (totaling $0.35 per diluted share), non-GAAP diluted earnings per share for the full year are currently expected to be in the range of $1.25 to $1.45 per diluted share.

The company expects to generate positive cash flow from operations for the full year 2007. However, in the first quarter of 2007, the company expects to experience negative cash flow from operations at a level comparable to or worse than the $7.9 million negative cash flow experienced in the first quarter of 2006. This is primarily due to expected cash outlays associated with non-operating legal expenses accrued in the fourth quarter of 2006 (which includes the aforementioned settlement agreement payment of $2.5 million) as well as annual and semi-annual employee-related incentive and commission payments.

The company’s statements regarding future financial performance are based on current expectations for bookings, cash collections, revenue and expense. Such statements are forward-looking, and the company expressly disclaims any current intention to update forward-looking statements. Actual results may differ materially. See “i2 Cautionary Language” below.

Earnings Conference Call and Webcast Information

The i2 management team will host a live conference call with investors today, February 1 at 10 a.m. ET to discuss the fourth quarter and fiscal year 2006 financial results. Investors and other interested parties may access the call and accompanying slide presentation via webcast through the company’s Web site at http://www.i2.com/investor.

An audio replay of the conference call will be available for approximately 24 hours following the call. To access the replay, dial (800) 475-6701 (USA) or (320) 365-3844 (International) and enter access code 857830. The webcast will also be archived via the company’s Web site at http://www.i2.com/investor.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible new-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s outlook for 2007 bookings, operating revenue, diluted earnings per share, non-GAAP diluted earnings per share and cash flow from operations, as well as the company’s investment in revenue generating areas of its business. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed November 7, 2006 and the Annual Report on Form 10-K filed March 15, 2006. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For More Information Contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$109,419	$112,882
Restricted cash	4,626	4,773
Accounts receivable, net	25,677	25,887
Deferred contract costs	—	311
Other current assets	9,231	19,219

Total current assets	148,953	163,072

Premises and equipment, net	10,691	14,056
Intangible assets, net	4,486	4,906
Goodwill	14,760	14,440
Non-current deferred tax asset	8,060	5,971
Other non-current assets	3,119	—

Total assets	$190,069	$202,445

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$11,283	$11,766
Accrued liabilities	22,245	36,925
Accrued compensation and related expenses	24,010	23,847
Deferred revenue	74,047	99,870
Current portion of long-term debt	—	25,000

Total current liabilities	131,585	197,408

Total long-term debt, net	83,822	75,691

Total liabilities	215,407	273,099

Commitments and contingencies

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150 shares authorized, 105 and 104 issued and outstanding at December 31, 2006 and December 31, 2005, respectively	101,686	100,065

Common stock, $0.00025 par value, 2,000,000 shares authorized, 21,005 and 20,702 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	5	5
Warrants for common stock	3,125	3,125
Additional paid-in capital	10,439,136	10,420,262
Accumulated other comprehensive income (loss)	2,398	(1,147)
Accumulated deficit	(10,571,688)	(10,592,964)

Net stockholders’ deficit	(25,338)	(70,654)

Total liabilities and stockholders’ deficit	$190,069	$202,445

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Software solutions	$23,364	$22,991	$76,243	$89,937
Services	29,470	25,359	106,493	103,792
Maintenance	22,748	25,030	92,828	100,612
Contract	4,014	23,227	4,113	42,526

Total revenues	79,596	96,607	279,677	336,867

Costs and expenses:
Cost of revenues:
Software solutions	3,741	3,319	12,862	14,720
Services and maintenance	24,958	23,976	97,960	103,758
Contract	311	—	311	1,575
Sales and marketing	12,209	10,168	48,185	51,727
Research and development	8,502	8,172	35,200	37,337
General and administrative	15,533	11,743	56,167	61,117
Restructuring charges and adjustments	(156)	(87)	(403)	11,269

Total costs and expenses	65,098	57,291	250,282	281,503

Operating income	14,498	39,316	29,395	55,364

Non-operating (expense) income, net:
Realized gains on investments, net	—	491	475	10,144
Other expense, net	(506)	(6,000)	(1,833)	(17,399)

Total non-operating (expense) income, net	(506)	(5,509)	(1,358)	(7,255)

Income before income taxes	13,992	33,807	28,037	48,109
Income tax (benefit) expense	(1,085)	(1,179)	3,821	4,664

Income from continuing operations	15,077	34,986	24,216	43,445

Income from discontinued operations, net of taxes	—	35,218	—	43,884

Net income	$15,077	$70,204	$24,216	$87,329

Preferred stock dividend and accretion of discount	770	764	2,940	3,020

Net income applicable to common stockholders	$14,307	$69,440	$21,276	$84,309

Net income per common share applicable to common stockholders:

Total:
Basic	$0.56	$2.76	$0.84	$3.50
Diluted	$0.54	$2.69	$0.82	$3.45

Discontinued operations
Basic	$—	$1.40	$—	$1.82
Diluted	$—	$1.36	$—	$1.79

Continuing operations including preferred stock dividend and accretion of discount
Basic	$0.56	$1.36	$0.84	$1.68
Diluted	$0.54	$1.33	$0.82	$1.65

Weighted-average common shares outstanding:
Basic	25,500	25,119	25,328	24,084
Diluted	26,355	25,824	25,883	24,469

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Cash flows provided by (used in) operating activities:
Net income	$24,216	$87,329

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,720	7,647
Stock option expense	15,359	—
Amortization of deferred compensation	934	997
Loss on extinguishment of debt	—	3,017
Gain on sale of discontinued operations	—	(36,471)
Gain on sale of securities	(501)	(11,491)
Write down of investment	—	1,000
(Gain) loss on disposal of equipment	(170)	1,013
Reversal of provision for bad debts charged to costs and expenses	(479)	(45)
Deferred income taxes	(1,736)	(1,854)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable, net	746	9,377
Deferred contract costs	311	1,579
Other current assets	7,665	3,113
Accounts payable	(691)	(2,510)
Accrued liabilities	(12,437)	(2,460)
Accrued compensation and related expenses	(364)	(3,358)
Deferred revenue	(25,807)	(57,558)

Net cash provided by (used in) operating activities	14,766	(675)

Cash flows (used in) provided by investing activities:
Restrictions released from cash	147	2,944
Purchases of premises and equipment	(2,386)	(3,162)
Proceeds from sale of premises and equipment	232	—
Purchases of short-term investments	—	(95,950)
Proceeds from sale of short-term investments	—	240,656
Proceeds from sale of securities	501	11,491
Business acquisition	(569)	—
Proceeds from sale of discontinued operations	—	32,670
Purchases of long-term investments	—	(1,000)

Net cash (used in) provided by investing activities	(2,075)	187,649

Cash flows used in financing activities:
Repurchase of debt	(24,997)	(293,579)
Proceeds from sale of convertible debt	7,500	78,750
Payment of debt issuance costs	(483)	(4,909)
Cash dividends paid - preferred stock	(1,327)	—
Net proceeds from common stock issuance from options and employee stock purchase plans	2,583	800
Proceeds from sale of common stock, net of issuance costs	—	14,950

Net cash used in financing activities	(16,724)	(203,988)

Effect of exchange rates on cash	570	(3,377)

Net change in cash and cash equivalents	(3,463)	(20,391)
Cash and cash equivalents at beginning of period	112,882	133,273

Cash and cash equivalents at end of period	$109,419	$112,882

Supplemental cash flow information
Interest paid	$5,417	$16,535
Income taxes paid (net of refunds received)	$4,780	$7,440
Schedule of non-cash financing activities
Preferred stock dividend and accretion of discount	$2,940	$3,020
Allocation of debt proceeds warrants for common stock	$—	$3,125

SCHEDULE A TO PRESS RELEASE

i2 TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in thousands, except per share data)

(Unaudited)

	4Q 2006	4Q 2005	FY 2006	FY 2005
Revenue

GAAP revenue	$79,596	$96,607	$279,677	$336,867
Less: contract revenue	4,014	23,227	4,113	42,526

Operating Revenue	$75,582	$73,380	$275,564	$294,341

	4Q 2006	4Q 2005	FY 2006	FY 2005
Operating Income

GAAP operating income	$14,498	$39,316	$29,395	$55,364
GAAP operating margin	18.2%	40.7%	10.5%	16.4%

Add: stock option expense	3,130	—	15,359	—
Add: contract expense	311	—	311	1,575
Less: contract revenue	4,014	23,227	4,113	42,526

Non-GAAP operating income	$13,925	$16,089	$40,952	$14,413
Non-GAAP operating margin	18.4%	21.9%	14.9%	4.9%

	4Q 2006	4Q 2005 *	FY 2006	FY 2005 *
Net income from continuing operations including preferred stock dividend and accretion of discount

GAAP net income from continuing operations including preferred stock dividend and accretion of discount	$14,307	$34,222	$21,276	$40,425

Add: stock option expense	3,130	—	15,359	—
Add: contract expense	311	—	311	1,575
Less: contract revenue	4,014	23,227	4,113	42,526

Non-GAAP net income from continuing operations including preferred stock dividend and accretion of discount	$13,734	$10,995	$32,833	$(526)

	4Q 2006	4Q 2005 *	FY 2006	FY 2005 *
Diluted earnings per share from continuing operations including preferred stock dividend and accretion of discount

GAAP diluted earnings per share from continuing operations including preferred stock dividend and accretion of discount	$0.54	$1.33	$0.82	$1.65

Add: stock option expense	0.12	—	0.59	—
Add: contract expense	0.01	—	0.01	0.06
Less: contract revenue	0.15	0.90	0.16	1.74

Non-GAAP diluted earnings per share from continuing operations including preferred stock dividend and accretion of discount **	$0.52	$0.43	$1.27	$(0.02)

*	2005 amounts exclude results from discontinued operations
**	Non-GAAP EPS amounts may vary from GAAP EPS amounts and adjustments due to rounding

SCHEDULE B TO PRESS RELEASE

i2 TECHNOLOGIES, INC.

KEY PERFORMANCE INDICATORS

(Unaudited)

	4Q 05	1Q 06	2Q 06	3Q 06	4Q 06
Software solutions bookings ($ in millions) (1)	$14.3	$9.4	$14.9	$7.9	$17.4
Platform technology bookings ($ in millions)	$—	$—	$10.5	$—	$—
Services and maintenance bookings ($ in millions)	$67.1	$52.2	$50.1	$48.5	$46.5

Total bookings ($ in millions) (2)	$81.4	$61.6	$75.4	$56.4	$63.9

Total revenue recognized by region
Greater APAC	19%	21%	23%	17%	21%
EMEA	14%	18%	17%	19%	19%
Americas	67%	61%	60%	64%	60%

Total revenue	100%	100%	100%	100%	100%

Number of software solutions transactions > $500K	4	3	9	2	5
Average amount booked ($ in thousands) (3)	$494	$322	$652	$292	$496

Quarter end balances:
Deferred contract costs ($ in millions)	$0.3	$0.3	$0.3	$0.3	$—

Deferred revenue - contract ($ in millions)	$7.6	$7.6	$7.5	$7.5	$3.2
Deferred revenue - other ($ in millions)	$92.3	$86.1	$96.0	$81.6	$70.8

Total deferred revenue ($ in millions)	$99.9	$93.7	$103.5	$89.1	$74.0

Days sales outstanding	32	32	32	34	31

Total headcount	1,257	1,259	1,277	1,315	1,343
Direct sales representatives	37	42	44	47	49

1.	Software solutions bookings includes bookings for recurring transactions.
2.	Total bookings represents potential future revenue that was sold each quarter, including platform technology bookings
3.	Average amount excludes recurring bookings less than $10K